Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks Public Relations

Gregory Cross

408/579-3483

gcross@extremenetworks.com

JOHN SHOEMAKER ELECTED TO

BOARD OF DIRECTORS OF EXTREME NETWORKS, INC.

SANTA CLARA, Calif.; Oct. 25, 2007 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced that on October 23, 2007, upon the recommendation of the Nominating and Governance Committee of Extreme Networks’ Board of Directors (the “Board”), the Board elected John Shoemaker to serve as a Class III director of the Board until his successor is elected and qualified or until his earlier resignation or removal. Upon the recommendation of the Nominating and Governance Committee of the Board, the Board also elected Mr. Shoemaker to serve on the Audit Committee of the Board.

“We are pleased to welcome John to the Board,” said Gordon Stitt, the Chairman of Extreme Networks’ Board of Directors. “He has tremendous experience that will be beneficial to Extreme Networks as we work towards our long term goals.”

Mr. Shoemaker has three decades of high-technology experience. Beginning in 1990 and continuing through June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, a publicly-traded provider of network computing infrastructure solutions, including executive vice president, worldwide operations organizations, and executive vice president and general manager for its Computer Systems Division. Previously, Mr. Shoemaker served in a number of senior executive positions with the Xerox Corporation, a publicly-traded provider of document management technology and services. Mr. Shoemaker received a bachelor’s degree from Hanover College, where he is currently on the Board of Trustees. He also holds a Master of Business Administration degree from Indiana University where he is a member of the School of Business Dean’s Advisory Council and CIO Advisory Council. He has also completed Ph.D. coursework at the Indiana University School of Government and has served on the boards of various private and not-for-profit entities, including the Indiana University Foundation. Mr. Shoemaker is a member of the Boards of Directors of Altera Inc., a publicly-traded provider of programmable logic solutions, and is Chairman of the Board of Directors and a member of the audit committee of SonicWALL, Inc., a publicly-traded designer, developer and manufacturer of comprehensive network security, email security, secure remote access, and backup and recovery solutions.

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that solve the toughest business communications challenges. The Company’s commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. Extreme Networks believe openness is the best foundation for growth, freedom, flexibility, and choice. Extreme Networks focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data, over a wired and wireless infrastructure.

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and/or other countries.